EXHIBIT 10.1

IsoTis

To:	Pieter Wolters
CC:	Kerri Luchs
From:	Jacques Essigner
Date:	December 31, 2003
Subject :	Transfer to North American Division

Effective January 1, 2004 you will be transferred to the North American Division of IsoTis SA, known as IsoTis OrthoBiologics, Inc.

In consideration, of this transfer you will be entitled to the following:

Annual Base Salary:	$250,000
Car Allowance:	$500.00
Bonus:	TBD by the BOD Remuneration Committee

As such, you will be compensated via the North American Division payroll system and subject to local (California) and federal (United States) tax withholdings.  In addition, you will eligible for local benefits (medical, dental, vision & disability) in accordance with the North American Division Employee Handbook.

Please be advised that your current employment agreement between IsoTis, SA and yourself will remain in tact and as such, will be governed and enforced according to Swiss law.

Acknowledgement:

/s/ PIETER WOLTERS	February 9, 2004

Pieter Wolters	Date

Avenue de Sévelin, 18-20	Prof. Bronkhorstlaan 10-S
CH-1004 Lausanne	NL-3723 MB Bilthoven
Tel: +41 21 620 60 00	Tel: +31 30 229 52 29
Fax: +41 21 620 60 60	Fax: +31 30 228 02 55

RESTATED AND AMENDED

EMPLOYMENT AGREEMENT

between

ISOTIS SA, having its registered office in Lausanne, Switzerland, hereinafter to be referred to as “the Company”.

and

Pieter WOLTERS, born in Nijmegen, domiciled at Mauritsstraat 5, 3583 HE Utrecht, The Netherlands, and relocating to 806 Cliff Drive, Laguna Beach, 92651 CA, USA, by early January 2004, “hereinafter to be referred to as: “the Employee”;

WHEREAS:

•

The Employee has been employed by IsoTis N.V., having its registered office in Amsterdam, in the function of Chief Financial Officer since 1997 (contract dated September 1997), has been member of IsoTis NV’s Statutory Management Board since mid 1998 and has acted as CEO of IsoTis NV for part of 2002.

•	ISOTIS N.V. and Modex Therapeutics SA merged effective December 2002. The Company, which has been renamed IsoTis SA, and IsoTis N.V., together with other group companies, form the IsoTis Group.

•

In December 2002, the Employee has been offered and has accepted the position of CFO and Director Business Development of the Company, and is member of the Company’s Executive Committee, together with the Chief Executive Officer and the Chief Operating Officer of the Company.  He is since bound by Employment agreements with IsoTis SA and IsoTis NV, reflecting an expected 1:2 division of time to be spent in Switzerland respectively The Netherlands.

•

On October 27, 2003, the Company has acquired effective control of GenSci Orthobiologics, Inc. based in Irvine, California, meanwhile renamed IsoTis OrthoBiologics Inc.  The Employee has been requested by the Board and has accepted to be relocated in Irvine per January 2004.

•	For the sake of clarity and completeness, the Parties have agreed to restate hereby the existing Employment agreements, which shall be terminated as of December 31, 2003.

Article 1 : Appointment

1.

The Employee is Chief Financial Officer (CFO) and Director Business Development of the Company.  He is member of the Company’s Executive Committee.  He reports to the Chief Executive Officer and where required under regulations applicable in the US, Canada, Switzerland or the Netherlands, to (Committee’s of) the Board.

Article 2 : Employment Term

2.1	For the purpose of this Agreement, the Date of Hire is set as December 1, 1997, the date of hire by IsoTis NV.

2.2	The appointment date as Chief Financial Officer of the Company took effect on 9 December 2002 (the Start date).

2.3	The Agreement will remain in force until it is terminated by either party by giving the other written notice as per the terms of article 14 hereinafter.

Article 3 : Capacity and Duties

3.1	The Employee shall perform all his duties according to the job description and responsibilities attached to this Agreement as Schedule B which forms an integral part of this Agreement.

3.2	The Employee wil1 devote his best effort, attention and abilities to fulfill the business and the affairs of the Company and shall observe instructions and guidelines issued by the Board of Directors.

3.3	The contents of the function of the Employee can be changed after consultation with the Employee.

3.4

Without the prior written consent of the Company, the Employee shall not undertake - whether or not against payment - any additional activity for/with third parties and/for conduct business for his own account.

Article 4 : Remuneration

4.1	The Employee’s remuneration compensating its activity is described in Schedule B to this Agreement.

4.2

Bonuses or other variable pay components, described in Schedule B as revised from time to time, will be determined by the Board of the Company and will be aligned with the Company’s policy for Executive Committee members.

Article 5 : Social security and withholding tax

5.1

Under international social security regulations, the remuneration is expected to be subject to the deduction and the withholding of all amounts required to be deducted and withheld under applicable laws of the United States and the state of California, be it for tax, social security (so as contribution to pension scheme), insurance (so as invalidity, unemployment and accident insurance) or other such purposes.

5.2

Should the Employee be unable to perform his duties by reason of accident, he shall be compensated upon the terms and conditions of the insurance policy of the Company to which reference is made. The Employee’s contributions shall be deducted from his compensation. The payment by the Company of the insurance contributions shall release the Company from paying the compensation of the Employee in case of accident or illness.

5.3

If the Emp1oyee as expected will be covered by the social security system of the United States under international social security treaties, all amounts which would have been withheld if the Employee would have been subject to Swiss social security, insurance and pension plans as described in articles 5.1 and 5.2 will be made available to Employee to allow for (continuation of) his social security, insurance and pension coverage in either the US or the Netherlands.

Article 6: Expenses

6

The Employee will be reimbursed, upon submission of all relevant documentation, for normal traveling and business expenses, which the Employee may reasonably have incurred for the benefit of the proper performance of his duties, along guidelines of the

Company. The Employee will receive the customary Executive car allowance, cell phone and other secondary amenities.

Article 7 : Business hours

7.1	Usual business hours are from Monday until Friday from 08.30 a.m. until 05.30 p.m.

7.2	Considering the Employee’s position in the Company, the Employee shall not receive any compensation for the overtime work that may be necessary for the sake of the Company.

Article 8: Holidays

8.1	The Employee is entitled to 25 working days vacation per annum plus all official holidays as communicated by the Company.

8.2	Holidays will be taken after consultation with the Board of Directors of the Company.

Article 9: Illness and other absence

9.1	If the Employee is not capable of performing his duties due to illness or due to any other disability, he shall inform the Company as soon as possible the first following working day before 10.00 a.m.

Article 10: Insurance

10.1

The Company shall insure the Employee against professional and non-professional accidents.  The Employee shall be covered by the Company’s Directors and Officers Liability insurance.  The Company shall bear the costs of the insurance premiums.  Article 5.3 is reserved.

10.2	The Employee will be covered by IsoTis OrthoBiologics Inc’s full package of Executive insurances, including full health insurance for him and his family.

Article 11: Pension Plan

11	The Company will participate in the Employee’s pension scheme according to the Company’s pension plan conditions.

Article 12 : Inventions and intellectual property rights

12

Inventions, regardless of their protect ability, discoveries, products (including, but not limited to biological materials), devises, processes, software, formulas, methods, ideas, documents, know-how and other information, whether final or intermediary results, including but not limited to improvements and new developments, whether developed in whole or in part by the Employee, and all relating intellectual property rights (such as patent rights, copyrights, or similar rights) shall belong exclusively to the Company, without any limitation in time, in scope (territorial or other) or of whatsoever nature.

Article 13 : Confidentiality

13.1

During his employment relationship and thereafter, except as required by applicable law or the proper performance of his duties and responsibilities hereunder, the Employee shall not disclose to any other person, corporation or other person, corporation or other entity, or use for his own benefit or gain or otherwise any confidential information. The Employee understands that this restriction shall continue to apply after his employment relationship terminates, regardless of the reason for such termination.

13.2

For purpose of this Agreement, confidential information means any and all information such as, without limitation, data, results, technology of or relating to the Company. It shall particularly include, without limitation:

	(i)	the development, research, testing, production and marketing activities of the Company;

	(ii)	the products and services of the Company;

	(iii)	patients and clinical trials;

	(iv)	the costs, sources of supplies and strategic plans;

	(v)	the identity and special needs of the customers of the Company;

	(vi)	inventions, formulas, biological materials and software;

	(vii)	people and organizations with whom the Company has business relationships and those relationships.

13.3

Confidential information also includes comparable information that the Company has received or may receive in the future of or relating to third parties where the Company has a duty to keep such information confidential.

13.4

In the event the Employee would breach his confidentiality obligation, the Company expressly reserves its rights to claim for any damages. The Employee may also be requested to cease any infringing activity.

Article 14: Notice of termination

14.1

During the term of this Agreement each of the parties will always be entitled to terminate this Agreement with a notice period of 6 months.  Notice has to be served in writing towards the end of the calendar month.

14.2	The employment will in any event terminate by operation of law as per the moment that the Employee reaches his pensionable age.

14.3

In case of a termination by the Company as a result of a Change of Control (hereinafter defined) the Company will pay a severance payment to the Employee equal to 12 months base salary including holiday allowance, excluding further emoluments, as paid during the last 12 months of the employment at the moment of Change of Control. Notwithstanding article 14.1, his contractual termination compensation will be deemed to include any statutory compensation, and/or compensation provided for under a collective bargaining agreement, if any, unless prohibited by law.

14.4	Change of Control is defined as:

(i)

any capital reorganization, consolidation, merger or sale of assets as a result of which or in connection with which a person, corporation or other entity other than any of the (stock)holders of the Company on the date of the present amendment hereof acquires (x) beneficial ownership of more than 33% either of the voting securities of the Company, or (y) all of the assets and properties of the Company as an entirety; or

(ii)

a consolidation or merger of the Company with or into any other entity as a result of which more than 33% of the capital stock of the Company outstanding immediately after the effective date of such consolidation or merger is owned of record or beneficially by persons other than the holders of the Company’s capital stock immediately prior to such consolidation or merger in the same proportions in which such capital stock was held immediately prior to such consolidation or merger.

14.5

Article 14.3 also applies when the Employee within a period of 12 months following the moment of Change of Control resigns for Sufficient Reason (as defined below); “Sufficient Reason” shall mean any one or more of the following events:

(i)

The occurrence of a Change in Control of the Company if the Employee’s title, reporting path, and responsibilities in the surviving entity is of a lesser position or of proportionately decreased responsibility, or

(ii)

The failure by the Company to comply with any material provision of this Agreement and such failure has continued for a period of ten (10) days after written notice of such failure has been given by Employee to the Company; or

	(iii)	The repeated bad faith attempt by the Company to directly or indirectly induce Employee to resign or otherwise terminate Executive’s employment hereunder; or

	(iv)	The assignment to Employee of any duties materially inconsistent with Employee’s status as the Company’s Chief Financial Officer or the reduction of Employee’s authority; or

	(v)	The reduction by the Company in Employee’s base salary or as the same may be increased from time to time under the terms of this Agreement; or

	(vi)	The inducement or requirement by the Company to reduce Employee’s professional, scientific, and/or technical standards or ethics.

14.6

Parties agree that article 14.3 provides for a reasonable compensation for the termination of the employment agreement by the Company in case of a Change of Control.  Parties have agreed upon a calculation of a severance payment as mentioned in those provisions in case of a Change of Control, in order to assure that the Employee will not be demotivated to perform to the best of his abilities if he were to act on behalf of the Company or any of its affiliated companies with respect to - the negotiations and preparations of - such Change of Control.  Consequently, aforementioned calculation does not create a precedent for a severance in case of a termination for reasons other than Change of Control.  Should the Court of Law award a higher or lower amount of severance, parties will adhere to this article and not claim a higher or lower amount.

14.7

Before termination of the Agreement or in case of permanent or total disability (as defined under Swiss law) before December 31, 2005, safe termination for cause (“justes motifs” according to the Swiss Code of Obligations) by the Company, the Employee and his family shall be entitled, before notice, if any, is given, to be repatriated at the Company’s expense to the Netherlands, and to be re-employed by IsoTis NV or any other Group company under Dutch labor law, before any notice of termination is served to the Employee.  Repatriation expenses will cover travel and shipment of household goods (i.e. cost of packaging and moving of household goods and personal belongings, not including items like cars, boats, horses, pianos, ...) as well as, with prior approval, reasonable living expenses up to one week at the time of the move.

Article 15: Restitution upon termination

15

Upon termination of the Agreement, the Employee shall deliver to the Company (and not keep in his possession or deliver to anyone else) any and all devices, biological materials, records, data, notes, reports, proposals, lists, correspondences, specifications, drawings, blue-prints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by the Employee pursuant to his employment services with the

Company or otherwise belonging to the Company, its successors or assigns, or containing or constituting confidential information.

Article 16: Restrictions on Competition

16.1          Competitive Activity

Upon termination of his employment relationship with the Company, the Employee shall refrain from competing directly or indirectly with the Company in a field that is Competitive with the business of the Company (the “Competitive Field”, as defined in subsection 16.2 below), during a certain period (the “Non-Competition Period” as defined in subsection 16.3 below), end a in a territory in which the Company is doing business (the “Non-Competition Territory”, as defined in subsection 16.4 below).

The Employee undertakes, in the Non-Competition Territory and during the Non-Competition Period, not to:

(i)	conduct any business activity in the Competitive Field, paid or unpaid, for his own account or for the account of a third party; or

(ii)	set up any business operating the Competitive Field; or

(ii)	hold interest in any entity operating in the Competitive Field.

Upon termination of the employment relationship, the Employee may request the Company’s written approval to waive such restriction on competition. The Company’s shall be entitled to withhold its approval, unless there are reasonable grounds to waive the restriction on competition.  Such a reasonable ground is at hand if it is unlikely that the Employee will in his new activity need to use or cannot avoid the use of confidential information which he acquired during the performance of his job with the Company or any company of the IsoTis group.

16.2          Competitive Field

For purposes of this Agreement, a business shall be deemed to be competitive with the Company if relates to any business activity:

(i)	utilizing or seeking to develop natural or synthetic technology in the fields of orthobiology, orthopedics and/or wound care, or

(ii)	in any field which the Company or any company of the Group is currently pursuing or has pursued within the previous two years.

16.3          Non-Competition Period

The Employee non-competition undertaking shall be valid during a period of one year (1) as from the termination of his employment relationship with the Company.

16.4          Non-Competition Territory

The Employee non-competition undertaking shall be limited to the territory of Switzerland, the Member States of the Council of Europe, the United States and Canada.

16.5          Solicitation or incitation

The Employee shall not, without prior written consent of the Company, either on his own behalf or on behalf of any other person, directly or indirectly, in any way whatsoever, solicit or incite, or try to solicit or incite, employees or prospective employees, suppliers or prospective suppliers, customers or prospective customers, or other individuals involved or prospectively involved with the Company or it’s affiliated companies, to break contracts with the Company or it’s affiliated companies, in full or in part.  This obligation applies during the term of this Agreement as well as during a period of two years after termination of this Agreement.

16.6          Consequences of Breach

In the event the Employee would breach this non-competition prohibition, the Employee will promptly forfeit to the Company a civil fine of CHF 15,000 for each breach, without prejudice for the Company to claim full damages. The Company may also request court injunction for immediate cessation of the Employee’s activities infringing the non-competition prohibition.

Article 17 : Modifications

17	Any modification to the present Agreement must be in writing and signed by both parties.

Article 18: Conversion

18

If any article or paragraph of this Agreement will be declared null and void, this will not affect the validity of the rest of this Agreement. Any paragraph so declared will be (re)negotiated in good faith.

Article 19: Applicable law - Jurisdiction

19.1	This Agreement shall be governed and construed according to the internal laws of Switzerland.

19.2

All disputes, differences, controversies or claims arising in connection with, or questions occurring under this Agreement, shall be settled by the Court competent according to the internal laws of Switzerland.

/s/ JACQUES R. ESSINGER	/s/ PIETER WOLTERS

The Company	Pieter Wolters
Jacques R. Essinger
Chief Executive Officer

Schedule A

Job Description and Responsibilities

The Employee will be member of the Company’s Executive Committee with the following specific responsibilities:

The CFO will be responsible for:

•	Corporate finance, optimizing return on investment by optimal funding, investment, divestment, budgeting, reporting

•	Investor Relations

•	Reporting and Filing, as required under the various relevant regulations (SEC, SWX, Euronext, TSX, etc.)

•	Corporate and Business Development

•	Corporate “back office”, legal, insurance, stock-options, treasury etc.

[1] We did not have the relevant schedule of the existing contracts. Present text is inspired from JRE ‘schedule. To be précised and coordinated.

Schedule B

Compensation Package

(amended as of December 31 2003)

I.          Annual Salary 2004:               250’000USD

II.         Bonus

•

Bonus is based on the structure outline in the Company/Executive Result Incentive Plans 2004, i.e., Corporate Objectives, Division Objectives and Personal Objectives, or any other plan as approved by the Board

•	The bonus percentage (Bonus%) based on annual gross salary is: 30%